Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement of ArcBest Corporation on Form S-8 of our report dated June 26, 2019, on our audits of the financial statements and financial statement schedules of ArcBest 401(k) and DC Retirement Plan as of December 31, 2018 and 2017, and the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 11-K.

/s/BKD, LLP

Fort Smith, Arkansas
June 26, 2019